Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: Kirk Thompson
615 J.B. Hunt Corporate Drive	President and
Lowell, Arkansas 72745	Chief Executive Officer
(NASDAQ: JBHT)	(479) 820-8111

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. ANNOUNCES EASTERN RAIL DEAL

LOWELL, ARKANSAS, November 5, 2009 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced today that it has reached an agreement with Norfolk Southern Corp. (NSC) to develop a new intermodal transportation contract to provide both parties a platform to accelerate the conversion of traditional truck traffic to cost effective, environmentally friendly intermodal transportation with service that is competitive with truckload moves.  This multi-year agreement will further establish the parties as the leading providers of transcontinental and local intermodal service in the eastern half of the United States.

“Given the enormous confidence we have in the Norfolk Southern’s ability to provide the best intermodal service in the Eastern half of the U.S. and the obvious commitment NSC has made by the significant investments in their corridor development, we are delighted to have the opportunity to elevate our joint services into the future” said Kirk Thompson, CEO of JBHT.  “This new agreement will provide unparalleled intermodal service and value for U.S. shippers.  The conversion of highway freight to the more efficient, cost effective, safer and more environmentally friendly services that we jointly provide, will not only benefit shippers and the general public, but JBHT and NSC shareholders alike.”

“Our new services with J. B. Hunt will provide shared incentives to grow volume and revenues by converting substantial volumes of freight from highway to rail”, said Norfolk Southern CEO Wick Moorman.  “We look forward to working with the J.B. Hunt team to offer new, high-speed, reliable, premium services to domestic intermodal customers over our entire network, including our new Crescent Corridor route, from New England, northern New Jersey and Pennsylvania south to Memphis and New Orleans.  This strengthened relationship between NSC and JBHT will offer significant benefits to shippers, communities, states and the country by reducing highway congestion, fuel consumption and emissions.”

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2008. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at our web site, www.jbhunt.com.

About J.B. Hunt
J.B. Hunt Transport Services, Inc. focuses on providing safe and reliable transportation services to a diverse group of customers throughout the continental United States, Canada and Mexico. Utilizing an integrated, multimodal approach, we provide capacity-oriented solutions centered on delivering customer value and industry-leading service.

Our stock is traded on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average and the NASDAQ-100 Index. For more information about our Company, visit www.jbhunt.com.

About Norfolk Southern Corporation
Norfolk Southern Corporation (NYSE: NSC) is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.